Exhibit 99.1

News Release

A.P. PHARMA REPORTS THIRD QUARTER FINANCIAL RESULTS

Company Confirms Program Development Plans for 2008

REDWOOD CITY, Calif. (November 13, 2007) – A.P. Pharma, Inc. (NASDAQ: APPA), a specialty pharmaceutical company, today reported financial results for its third quarter ended September 30, 2007.

Highlights

Operational:
•	APF530 (Prevention of CINV)
o	Patient enrollment continues towards completion by Spring 2008
o	Trial results targeted for Q3 2008
o	NDA filing planned for late 2008
•	APF112 (Post-surgical pain relief)
o	Preclinical work proceeding currently
o	Anticipate initiation of Phase 2b trial first half 2008
•	APF580 (Intense pain relief)
o	Progressing towards IND submission
o	Anticipate initiation of Phase 1 trial first half 2008

Financial:
•	Cash, cash equivalents and marketable securities $39.8 million as of September 30, 2007
•	Sufficient capital to complete APF530 clinical trial and initiate new clinical programs

Results of Operations

Our net loss for the third quarter was $4.7 million, or $0.15 per share, compared with a $3.8 million net loss, or $0.60 per share, for the third quarter of 2006. Our increased net loss for the third quarter was primarily due to increased activity in our Phase 3 clinical study for our lead product APF530, as well as activities related to new and revised product development programs.

Total operating expense in the third quarter of 2007 increased to $5.4 million, compared with $3.9 million in the third quarter of 2006, as a result of increased patient recruitments in our ongoing CINV Phase 3 clinical trial and the initiation of new product development programs. Research and development costs for the third quarter increased to $4.6 million, compared with $3.1 million in the third quarter of 2006. General and administrative costs declined to $762,000, compared with $830,000 in the third quarter of 2006.

Contract revenues for the third quarter of 2007 were $121,000 related to the ongoing development program utilizing our proprietary Biochronomer™ technology with a major animal healthcare company.  No third party development programs were undertaken in 2006.

Interest income for the third quarter 2007 increased to $0.6 million, compared with $0.2 million for the third quarter of 2006, as a result of increased cash balances following the public offering completed in second quarter of 2007.

About APF530

Our lead product candidate using our proprietary Biochronomer technology is APF530, which contains granisetron, a drug approved for the prevention of chemotherapy-induced nausea and vomiting (CINV).  We selected granisetron because it is a potent drug that blocks a specific receptor found in the gut that is responsible for triggering CINV.  Additionally, the applicable granisetron U.S. patent expires on December 29, 2007.  APF530 is designed to provide at least five days prevention of CINV.  In September 2005, we completed a Phase 2 human clinical trial of APF530 that achieved all of its primary and secondary endpoints.  In May 2006, we initiated our pivotal Phase 3 clinical trial of AFP530. We believe that this clinical trial will lead to regulatory approval of APF530 for the prevention of acute and delayed onset CINV for patients undergoing both moderately and highly emetogenic, or vomit-inducing, chemotherapy.

Our pivotal Phase 3 clinical trial, initiated in May 2006, is a multi-center, randomized, observer-blind, actively-controlled, double-dummy, parallel group study that will compare the efficacy of APF530 with Aloxi®. The trial will include approximately 1,350 patients, stratified in two groups, one receiving moderately and the other receiving highly emetogenic chemotherapeutic agents. In each group, the patients are randomized to receive in the first chemotherapy treatment cycle either APF530 high dose (10 mg), APF530 low dose (5 mg) or the currently approved dose of Aloxi. In subsequent treatment cycles (up to three additional cycles), the patients are re-randomized to either of the two APF530 doses.

About APF112

APF112 utilizes our Biochronomer delivery technology to target post-surgical pain relief.  The product is designed to provide up to 36 hours of localized pain relief by delivering mepivacaine directly to the surgical site.  Mepivacaine is a well-known, short-acting local anesthetic with an excellent safety profile.  APF112 is designed to prolong the anesthetic effect of mepivacaine, thereby minimizing or eliminating the use of opiates.

We intend to complete additional preclinical work in 2007 on a revised protocol from that which was utilized in our 2004 Phase 2 trial.  The previous Phase 2 trial indicated excellent safety and tolerability, but did not produce a significant difference between APF112 and the standard of care, wherein the latter showed significantly lower pain scores than exhibited in previously published studies.  Our plan is to initiate a Phase 2b clinical trial of APF112 in the first half of 2008 utilizing this revised protocol.

About APF580

APF580 incorporates an opiate into our Biochronomer technology, and is designed to provide analgesia lasting up to seven days by a single injection.  It is targeted for situations where the intensity and duration of pain require use of an opiate rather than a local anesthetic.  APF580 may find use in acute and chronic pain settings, improve patient compliance and reduce the risk of drug abuse.

Animal studies with APF580 are currently being conducted, and data from those studies are being supplemented with additional preclinical data from an ongoing research and development agreement with a major animal health company, which is evaluating APF580 for use in cats and dogs.  We plan to initiate a Phase 1 clinical trial of APF580 in the first half of 2008, and to initiate a Phase 2 clinical trial in the fourth quarter of 2008.

Conference call

Management will host an investment-community conference call today beginning at 11:00 a.m. Eastern time (8:00 a.m. Pacific time) to discuss the financial results, to provide a business update and to answer questions.

To participate in the live call by telephone, please dial (888) 803-8275 from the U.S. or (706) 634-1287 from outside the U.S.  A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 24168083.  The call will also be broadcast live on A.P. Pharma’s website, www.appharma.com.  A replay will be available for 30 days.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company focused on the development of ethical (prescription) pharmaceuticals utilizing its proprietary polymer-based drug delivery systems. The Company's primary focus is the development and commercialization of its bioerodible injectable and implantable systems under the trade name Biochronomer. Initial target areas of application for the Company's drug delivery technology include anti-nausea, pain management, anti-inflammation and DNA/RNAI applications. For further information visit the Company's web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

Investor Relations Contacts:	Company Contacts:
Lippert/Heilshorn & Associates	Gregory Turnbull
Don Markley (dmarkley@lhai.com)	President and Chief Executive Officer
(310) 691-7100	(650) 366-2626

Michael O’Connell
Chief Financial Officer and
Chief Operating Officer
(650) 366-2626

(Financial tables follow)

A.P. PHARMA, INC.
Statements of Operations Highlights
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2007	2006	2007	2006

Royalties	$0	$0	$0	$0
Contract Revenues	121	0	280	0
Total Revenues	121	0	280	0

Operating Expenses:
Research & Development	4,595	3,118	13,344	10,443
General & Administrative	762	830	2,753	2,695

Total Operating Expenses	5,357	3,948	16,097	13,138

Operating Loss	(5,236)	(3,948)	(15,817)	(13,138)

Interest Income, Net	561	244	865	786

Gain on Sale of Interest in Royalties	0	0	2,500	23,429

Other Income (Expense)	(3)	(49)	1	(53)

Income (Loss) from Continuing Operations	(4,678)	(3,753)	(12,451)	11,024

Income (Loss) from Discontinued Operations	0	(79)	15	(130)

Gain on Disposition of Discontinued Operations	1	15	18	38

Income (Loss) before Income Taxes	(4,677)	(3,817)	(12,418)	10,932

Tax Provision	(8)	0	(44)	0

Net Income (Loss)	($4,685)	($3,817)	($12,462)	$10,932

Basic Earnings (Loss) Per Common Share:
Income (Loss) from Continuing Operations	($0.15)	($0.59)	($0.80)	$1.75

Net Income (Loss)	($0.15)	($0.60)	($0.80)	$1.73

Diluted Earnings (Loss) Per Common Share:
Income (Loss) from Continuing Operations	($0.15)	($0.59)	($0.80)	$1.73

Net Income (Loss)	($0.15)	($0.60)	($0.80)	$1.72

Shares Used in Calculating Earnings (Loss) Per Share:
Basic	30,736	6,319	15,553	6,312

Diluted	30,736	6,319	15,553	6,359

A.P. PHARMA, INC.
Balance Sheet Highlights
(in thousands)

	Sept. 30, 2007	December 31, 2006
	(Unaudited)	(1)
Assets

Cash, Cash Equivalents and Marketable Securities	$39,789	$15,522
Accounts Receivable, Net	125	75
Other Current Assets	853	609

Total Current Assets	40,767	16,206

Property and Equipment, Net	794	958
Other Non-Current Assets	75	87
Total Assets	$41,636	$17,251

Liabilities and Stockholders' Equity

Total Liabilities	$4,558	$5,192
Stockholders' Equity	37,078	12,059

Total Liabilities and Stockholders' Equity	$41,636	$17,251

(1) Derived from our audited financial statements for the year ended December 31, 2006 included in the
Company's 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission.